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For more information     Grant Ringel, LG&E Energy
                         (502) 627-2877

For Immediate Release    July 28, 1998


             LG&E ENERGY REPORTS SECOND-QUARTER 1998 FINANCIAL RESULTS


               LOUISVILLE, Ky. -- LG&E Energy Corp. (NYSE:LGE) today reported second-quarter earnings from continuing operations before merger-related expenses of 52 cents per share of common stock, compared with 25 cents per share in the second quarter of 1997 (as adjusted to reflect the merger with KU Energy), a 108 percent increase. The company had merger-related expenses of 42 cents per share in the second quarter. In addition, the company announced that, primarily due to its current portfolio of energy marketing contracts, and the impact that recent volatility, instability and rising prices in the power market have had on those contracts, it would discontinue its merchant trading and sales business.

               As a result of the decision to discontinue the merchant trading and sales activity, and the related decision to sell the associated gas gathering and processing business, LG&E Energy will record an after-tax loss on discontinued operations of $225.0 million in the second quarter. The loss on discontinued operations results primarily from several fixed-price energy marketing contracts entered in 1996 and early 1997.

               Exiting the merchant trading and sales business will enable the company to focus on adding and optimizing physical assets, and will eliminate the earnings impact of extreme market volatility on its current portfolio of energy marketing contracts. The company will

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LG&E Energy Reports Second Quarter 1998 Financial Results
July 28, 1998
Page 2

maintain sufficient market knowledge, risk management skills, technical systems and experienced personnel to maximize the value of power sales from assets it owns or controls. Martyn Gallus, previously senior vice president of the energy marketing and trading subsidiary, has been named to the newly created position of vice president, energy marketing for LG&E, and will lead this new organization.

               The company expects future earnings to be enhanced by pursuing an asset-based strategy, while eliminating its exposure to existing contracts that could have a dampening effect on those earnings.

                "Our portfolio of energy marketing contracts, coupled with the events of the last several weeks, have demonstrated that financial exposures can vary widely and unpredictably over a very short period of time," said Roger W. Hale, LG&E Energy chairman and chief executive officer. "We entered into many of these contracts in 1996 and early 1997 when we, and our outside advisors, expected pricing trends in electricity to follow those of similar commodities that have been deregulated. The power trading market is evolving in a very different way, and the predictability of this business has never been more uncertain than in the last few weeks. These recent market events have made it clear that, for now, we lack the size and scale necessary to manage the existing portfolio of contracts, and simultaneously grow our energy marketing business in other areas.

               "We continue to believe that energy trading will be a critical component of the successful energy services companies in the 21st century," Hale continued. "Our present portfolio of obligations, however, makes our continued participation in our existing energy

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LG&E Energy Reports Second Quarter 1998 Financial Results
July 28, 1998
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trading and sales business an uncertain proposition.  We will, however, continue to explore opportunities through acquisition or merger to add the assets necessary to prudently grow the company and manage all aspects of its business.

               "For now, we will focus on the marketing of power from generating assets we own or control, including LG&E, KU and Big Rivers," Hale said. "We have built a portfolio of some of the lowest-cost generation supply in the nation. By optimizing these assets and eliminating merchant energy trading and sales, I am confident in our ability to generate strong earnings growth in the future. As a result, we do not plan to alter our dividend policy. We will continue our practice of increasing dividends each year, consistent with sound financial practice."

               A significant part of the write-off for discontinuing the merchant trading and sales business is associated with the estimated cost of LG&E Energy's long-term contract with Oglethorpe Power Corporation (OPC). The company continues in settlement negotiations with OPC over load projections provided by OPC as an inducement for LG&E Energy to enter into the contract in 1996. Absent an amicable settlement with OPC, the company will pursue legal remedies.

               The company posted second quarter net income from continuing operations before one-time merger-related expenses of $67.1 million, compared with $32.8 million in the second quarter of 1997 (as adjusted to reflect the merger with KU Energy). During the second quarter of 1998, the merger of LG&E Energy Corp. and KU Energy Corporation was

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LG&E Energy Reports Second Quarter 1998 Financial Results
July 28, 1998
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completed.  The company had merger-related expenses of $53.8 million
(after-tax) in the second quarter. These expenses relate primarily to the cost of implementing voluntary severance and early retirement programs, transaction-related costs, and other items necessary to effect the combination of these two companies. Including the effect of merger-related expenses, the company posted net income from continuing operations of $13.3 million. After giving effect to the merger-related expenses and discontinued operations, the company posted a loss of $231.8 million for the second quarter of 1998.

               The company's two utility subsidiaries, Kentucky Utilities and Louisville Gas and Electric Company, both recorded significant improvements, after excluding the effects of the merger-related expenses.

               Kentucky Utilities contributed 15 cents per share to consolidated earnings before merger-related expenses for the quarter, compared with 9 cents in the second quarter of 1997, an increase of approximately 67 percent. The improvement was based on a substantial increase in sales to retail and wholesale customers, compared with the same period in 1997. During the second quarter last year, sales were restrained because of unseasonably mild weather in the service territory.

               Louisville Gas and Electric Company contributed 18 cents per share to consolidated earnings before merger-related expenses for the second quarter, up from 16 cents per share in the same period last year. The increase was due primarily to an increase in electric sales to retail customers as a result of unusually warm weather in the service

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LG&E Energy Reports Second Quarter 1998 Financial Results
July 28, 1998
Page 5

territory during much of the quarter. The increase in earnings came despite expenses incurred as a result of severe storms that caused significant damage to LG&E's distribution system.

               LG&E Capital Corp. contributed 19 cents to earnings from continuing operations for the second quarter of 1998, compared with 2 cents in the same period of 1997. The increase in earnings resulted primarily from a $21.0 million after-tax gain related to the restructuring of contracts between Niagara Mohawk Power Corporation and the Rensselaer Power Project. The company previously reported the sale of one-half of its interest in the Rensselaer Power Project. As a result of a settlement among the parties, LG&E Capital Corp. retained its 50 percent ownership interest in the project. In addition, the company experienced improved earnings from ownership interests in its other independent power projects.

               The company's ownership interest in two local gas distribution companies in Argentina also had a successful quarter. Earnings from these projects increased 80 percent from the second quarter of 1997.

               The company posted net income from continuing operations before one-time merger-related expenses of $113.7 million for the six months ended June 30, 1998, compared with $80.3 million for the same period last year (as adjusted to reflect the merger with KU Energy). Including the effect of merger-related expenses, the company posted net

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LG&E Energy Reports Second Quarter 1998 Financial Results
July 28, 1998
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income from continuing operations of $60.0 million for the six months ended
June 30. After giving effect to the merger-related expenses and discontinued operations, the company posted a loss of $188.6 million for the six months ended June 30.

               LG&E Energy Corp., a Fortune 500 company headquartered in Louisville, Ky., is a diversified energy services company with businesses in power generation and project development; retail gas and electric utility services; and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky. and 16 surrounding counties, and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns equity in and operates power plants in seven states as well as in Spain, and owns interests in two natural gas distribution companies in Argentina.

               Statements made in this release that state the Company's or management's intentions, expectations or predictions of the future are forward looking statements. The Company's actual results could differ materially from those projected in the forward looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements.

                                       # # #
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                     LG&E ENERGY CORP. AND SUBSIDIARIES
                            Income Statements
              (In thousands of dollars, except per share data)

                                             Three Months Ended             Six Months Ended           Twelve Months Ended
                                                  June 30,                      June 30,                    June 30,
                                          -----------------------       -----------------------     -------------------------
                                            1998           1997           1998           1997          1998           1997
                                          --------       --------       --------       --------     ----------     ----------
REVENUES:

Electric utility                          $358,471       $309,085       $682,266       $616,820     $1,397,015     $1,289,490
Gas utility                                 26,540         34,191        119,299        130,929        219,381        224,930
Argentine gas distribution and other        56,126         45,262         90,296         63,862        177,273         73,799
                                          -----------------------       -----------------------     -------------------------
    Total revenues                         441,137        388,538        891,861        811,611      1,793,669      1,588,219
                                          -----------------------       -----------------------     -------------------------

COST OF REVENUES:
Fuel and power purchased                   126,560         99,619        238,536        196,954        469,255        408,889
Gas supply expenses                         16,282         21,144         80,358         88,969        150,318        152,567
Argentine gas distribution and other        32,248         26,200         51,675         37,594         98,954         44,105
                                          -----------------------       -----------------------     -------------------------
    Total cost of revenues                 175,090        146,963        370,569        323,517        718,527        605,561
                                          -----------------------       -----------------------     -------------------------
Gross profit                               266,047        241,575        521,292        488,094      1,075,142        982,658

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                  110,081        110,752        213,064        210,995        417,951        417,312
  Argentine gas distribution and other      18,881         14,482         32,202         22,903         62,522         37,706
Depreciation and amortization               48,999         46,523         99,071         91,891        193,729        177,615
Non-recurring charges                            -              -              -              -              -          4,013
                                          -----------------------       -----------------------     -------------------------
  Total operating expenses                 177,961        171,757        344,337        325,789        674,202        636,646
                                          -----------------------       -----------------------     -------------------------
Equity in earnings of joint ventures        50,882          6,127         56,863          9,730         70,070         20,210
                                          -----------------------       -----------------------     -------------------------

OPERATING INCOME                           138,968         75,945        233,818        172,035        471,010        366,222

Merger cost to achieve                      65,318              -         65,318              -         65,318              -
Other income and (deductions)               (4,971)         4,515         (2,268)         7,886         10,816         12,933
Interest charges and
  preferred dividends                       25,888         26,696         51,945         51,219        105,153         97,572
Minority interest                            3,302          3,121          4,645          3,689          9,991          3,689
                                          -----------------------       -----------------------     -------------------------
Income before income taxes                  39,489         50,643        109,642        125,013        301,364        277,894

Income taxes                                26,195         17,859         49,674         44,699        120,447         95,654
                                          -----------------------       -----------------------     -------------------------
Income from continuing operations           13,294         32,784         59,968         80,314        180,917        182,240

Income from discontinued opera-
  tions, net of income taxes               (20,093)           883        (23,599)          (545)       (41,321)        (9,828)

Loss on disposal of discontinued
  operations, net of income taxes         (225,000)             -       (225,000)             -       (225,000)             -
                                          -----------------------       -----------------------     -------------------------
NET INCOME
                                         ($231,799)       $33,667      ($188,631)       $79,769       ($85,404)      $172,412
                                          -----------------------       -----------------------     -------------------------
                                          -----------------------       -----------------------     -------------------------
Average common shares outstanding          129,683        129,647        129,683        129,589        129,673        129,534



                     LG&E ENERGY CORP. AND SUBSIDIARIES
                            Income Statements
              (In thousands of dollars, except per share data)

                                             Three Months Ended             Six Months Ended           Twelve Months Ended
                                                  June 30,                      June 30,                    June 30,
                                          -----------------------       -----------------------     -------------------------
                                            1998           1997           1998           1997          1998           1997
                                          --------       --------       --------       --------     ----------     ----------
Basic earnings per share:
From continuing operations                   $0.10          $0.25          $0.46          $0.62          $1.40          $1.41
From discontinued operations                 (0.15)          0.01          (0.17)             -          (0.32)         (0.08)
Loss on disposal of discontinued
  operations                                 (1.74)             -          (1.74)             -          (1.74)             -
                                          -----------------------       -----------------------     -------------------------
Total                                       ($1.79)         $0.26         ($1.45)         $0.62         ($0.66)         $1.33
                                          -----------------------       -----------------------     -------------------------
                                          -----------------------       -----------------------     -------------------------
Diluted earnings per share:
From continuing operations                   $0.10          $0.25          $0.46          $0.62          $1.39          $1.40
From discontinued operations                 (0.15)          0.01          (0.17)             -          (0.31)         (0.07)
Loss on disposal of discontinued
  operations                                 (1.74)             -          (1.74)             -          (1.74)             -
                                          -----------------------       -----------------------     -------------------------
Total                                       ($1.79)         $0.26         ($1.45)         $0.62         ($0.66)         $1.33
                                          -----------------------       -----------------------     -------------------------
                                          -----------------------       -----------------------     -------------------------
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